Carriage Services Announces First Quarter Results

Conference call on Thursday, April 28, 2022, at 10:00 a.m. Central Time
HOUSTON – APRIL 27, 2022 – (GLOBE NEWSWIRE) Carriage Services, Inc. (NYSE: CSV): today announced results for the first quarter ended March 31, 2022.
•Record Quarterly Revenue of $98.2 million, GAAP Diluted EPS of $1.00 and Adjusted Diluted EPS of $0.92;
•Invested $168.5 million since May 13, 2021 to repurchase 3.4 million shares (19% of outstanding) at $49.60 per share;
•Capital Allocation now focused on internal growth (mostly cemetery property development) and high quality acquisitions;
•Updated Rolling Four Quarter Outlook and Three Year Roughly Right Ranges Performance Scenario Through 2024;
•Discretionary Trust Fund Positive Total Return of 4.3%; and
•Management’s Opinion of Intrinsic Value Roughly Right Range remains at $70 to $80 per share.

Mel Payne, Chairman and CEO, stated, “I highly recommend that anyone interested in Carriage for any reason read my most recent 2021 Shareholder Letter, co-written by the three other members of our Strategic Vision and Principles Group (SVPG), Carlos Quezada, Ben Brink and Steve Metzger, together with our Proxy Statement for our Annual Meeting of stockholders on May 17, 2022. In particular, you hopefully will find unique value and maybe a little surprise wisdom in my new two page beginning “Introduction To Shareholder Letter” and six page ending (Pages 41-46), concluding with the customary joint letter from me and Bryan Leibman (Lead Director) to all shareholders on the first page of our Proxy Statement, after which there are 2⅓ pages with the heading “P.S. A Personal Note From Mel Payne.”
After writing extensively and comprehensively about the High Performance Transformation of Carriage since the end of 2018 during a once in a lifetime COVID-19 Pandemic that has become endemic but hopefully manageable, we will no longer include in each quarterly release as much highly detailed and transparent performance data along with narrative interpretation by each member of SVPG. However, we will be very active in our “in-person” investor relations program in the future with investors both new and old to the Carriage story, in addition to Zoom one-on-one calls during virtual conferences that were necessitated over the last two years and undoubtedly have been highly productive and efficient and therefore will be selectively continued.
We believe that Carriage is entering a long term “shareholder value creation sweet spot” from outstanding execution of our three core models and savvy yet flexible capital allocation with the next few years particularly focused on high quality acquisitions. A more normalized post-pandemic crisis industry landscape is offering up both quantity and quality acquisition candidates in new strategic markets that we haven’t experienced since the end of 2019, which was itself unique in our over thirty-year history of consolidation of the funeral and cemetery industries.

The First Quarter of 2022 is the beginning of the Third Five Year Timeframe of our Good To Great Journey that never ends, which I first began to write about in our first quarter 2012 earnings release. I don’t remember anything about our performance in that quarter ten years ago, or much about any one of the thirty-nine quarters since then, but I remember well that our share price closed at $5.60 per share at year-end 2011 and $64.44 at year-end 2021. Over the last ten years ending 2021, our Good To Great Journey has rewarded our “long term shareholders” with a Total Return of 1,268% including dividends, and a share price CAGR including dividends of 28.9%.
When Carlos Quezada joined Carriage on June 26, 2020, he immediately coined the phrase, “It’s A Great Time To Be At Carriage.” EVERYONE in any Carriage leadership role knows Carlos nailed the emotional connection between all of us to our Being The Best High Performance Culture, so the mantra has become, “Glad To Be Here!®” Which is why we all have AN UNBREAKABLE UNION OF BELIEF that the second half of Carlos’ coined phrase is the exciting half and depicted as the Carriage “Sistine Chapel” Flywheel on the front cover of our 2021 Shareholder Letter/Annual Report with the theme: “THE BEST IS YET TO COME!”, concluded Mr. Payne.
Carlos Quezada, President and Chief Operating Officer stated, “As Mel mentioned on page one of this release, 2022 is the beginning of a new five year Good To Great Journey. While we have had record performance since the High Performance transformation that began in 2018, we have now turned the page to focus on executing our strategy to continue building momentum to accelerate our High Performance Flywheel speed for the next five years ending 2026.
We started our new five-year timeframe with a record first-quarter performance even after a very high comparable performance last year influenced by the peak of COVID-19 cases in January of 2021. Total Revenue was $98.2 million, an increase of $1.5 million or 1.6%, driven entirely by a $3.3 million or 4.9% increase in our funeral home portfolio. While our Total Field EBITDA declined $0.3 million to $45.5 million, the Field EBITDA Margin declined 110 basis points to 46.3%, and our Adjusted EBITDA declined by $2.2 million to $32.5 million reducing our Adjusted EBITDA Margin by 280 basis points to 33.1%. The good news in the first quarter against last year’s difficult COVID-19 lift performance is that our Adjusted Diluted EPS was $0.92 (up $0.11 or 13.6%), and GAAP Diluted EPS was $1.00 (up $0.29 or 40.8%) a function of a 1.8 million lower GAAP diluted share count and 445 basis points lower tax rate of 26.55%.
The balance of this 2022 first quarter earnings release will be shown on the following pages as follows:
1.First Quarter 2022 Comparative Performance Highlights;
2.Five Quarter Trend Report ending March 31, 2022;
3.Same Store Funeral Revenue Monthly Trends and Drivers Six Months Ending March 2022;
4.Cemetery Segment;
5.Operations Update;
6.Update On Growth Through Acquisition Outlook;
7.Three years Roughly Right Ranges Scenario/Rolling Four Quarter Outlook;
8.Capital Allocation/Share Repurchase update;
9.Adjusted Free Cash Flow;
10.Trust Fund Investment Portfolio; and
11.Intrinsic Value.

FIRST QUARTER 2022 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue(1) of $98.2 million, an increase of $1.5 million or 1.6%;
•GAAP Funeral Operating Income of $25.5 million, a decrease of $0.4 million or 1.6%;
•GAAP Funeral Operating Income Margin of 34.2%, a decrease of 190 basis points;
•GAAP Cemetery Operating Income of $8.2 million, a decrease of $1.3 million or 13.4%;
•GAAP Cemetery Operating Income Margin of 34.5%, a decrease of 370 basis points;
•GAAP Net Income of $16.4 million, an increase of $3.5 million or 26.8%;
•GAAP Net Income Margin of 16.7%, an increase of 330 basis points;
•GAAP Diluted EPS of $1.00, an increase of $0.29 or 40.8%;
•GAAP Net Cash Provided by Operating Activities of $15.8 million, a decrease of 41.1%; and
•GAAP Net Cash Provided by Operating Activities as a percentage of Total Revenue of 16.1%, a decrease of 1,165 basis points.
•Same Store Funeral Contracts of 11,675, an increase of 372 or 3.3%;
•Same Store Funeral Revenue of $61.6 million, an increase of $2.6 million or 4.5%;
•Same Store Funeral EBITDA of $27.5 million, an increase of $0.9 million or 3.2%;
•Same Store Funeral EBITDA Margin of 44.6%, a decrease of 60 basis points;
•Acquisition Funeral Revenue of $8.6 million, an increase of $0.6 million or 7.8%;
•Acquisition Funeral EBITDA of $3.7 million, an increase of $0.1 million or 2.9%;
•Acquisition Funeral EBITDA Margin of 43.6%, a decrease of 200 basis points;
•Same Store Cemetery Revenue of $14.2 million, a decrease of $0.4 million or 2.6%;
•Acquisition Cemetery Revenue of $6.3 million, a decrease of $0.7 million or 9.8%;
•Financial Revenue remained flat at $5.7 million;
•Total Field EBITDA of $45.5 million, a decrease of $0.3 million or 0.7%;
•Total Field EBITDA Margin of 46.3%, a decrease of 110 basis points;
•Adjusted Consolidated EBITDA of $32.5 million, a decrease of $2.2 million or 6.3%;
•Adjusted Consolidated EBITDA Margin of 33.1%, a decrease of 280 basis points; and
•Adjusted Diluted EPS of $0.92, an increase of $0.11 or 13.6%.

(1) Total Revenue is comprised of Same Store Funeral Revenue, Acquisition Funeral Revenue, Same Store Cemetery Revenue, Acquisition Cemetery Revenue, Divested Revenue, Ancillary Revenue and Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

FIVE QUARTER TREND REPORT ENDING MARCH 31, 2022

Mr. Quezada continued, “We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Quarter Trend Reports that reflect short term trends in our core operating, financial and overhead sectors over time. The next page is our Five Quarter Operating, and Financial Trend Report followed by commentary on the first quarter of 2022”.
We report acquisitions for both funeral homes and cemeteries separately for five years to highlight their High Performance nature after integration into Carriage Services Standards Operating Model. Upon completion of the fifth year, the acquired business transfers to same store reporting. We have updated our Five Quarter Operating and Financial Trend Report tables to reflect five businesses that recently moved into same store from acquisition.

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT
(000’s except for volume, averages & margins)	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Funeral Same Store Contracts	11,303	9,259	10,848	10,716	11,675
Average Revenue Per Contract (1)	$5,218	$5,294	$5,273	$5,346	$5,279
Funeral Same Store Burial Contracts	4,202	3,304	3,705	3,808	4,087
Funeral Same Store Burial Rate	37.2%	35.7%	34.2%	35.5%	35.0%
Average Revenue Per Burial Contract	$9,053	$9,306	$9,489	$9,429	$9,381
Funeral Same Store Cremation Contracts	6,389	5,236	6,203	6,057	6,647
Funeral Same Store Cremation Rate	56.5%	56.6%	57.2%	56.5%	56.9%
Average Revenue Per Cremation Contract	$3,325	$3,466	$3,482	$3,498	$3,450
Funeral Same Store Revenue	$58,983	$49,015	$57,205	$57,285	$61,632
Funeral Same Store EBITDA	$26,652	$19,158	$25,562	$24,306	$27,510
Funeral Same Store EBITDA Margin	45.2%	39.1%	44.7%	42.4%	44.6%
Funeral Acquisition Revenue	$7,985	$6,939	$7,651	$8,007	$8,610
Funeral Acquisition EBITDA	$3,644	$2,769	$3,373	$3,578	$3,750
Funeral Acquisition EBITDA Margin	45.6%	39.9%	44.1%	44.7%	43.6%
Cemetery Same Store Preneed Property Contracts Sold	1,161	1,211	1,280	1,120	1,068
Cemetery Same Store Preneed Sales Revenue	$9,718	$11,445	$11,366	$10,926	$9,011
Cemetery Same Store Revenue	$14,635	$16,906	$16,342	$16,288	$14,251
Cemetery Same Store EBITDA	$5,704	$7,907	$6,465	$6,939	$5,300
Cemetery Same Store EBITDA Margin	39.0%	46.8%	39.6%	42.6%	37.2%
Cemetery Acquisition Preneed Property Contracts Sold	338	475	294	361	299
Cemetery Acquisition Preneed Sales Revenue	$5,089	$6,839	$5,148	$5,045	$4,298
Cemetery Acquisition Revenue	$6,980	$8,175	$6,362	$6,312	$6,297
Cemetery Acquisition EBITDA	$4,102	$4,737	$3,547	$3,140	$3,299
Cemetery Acquisition EBITDA Margin	58.8%	57.9%	55.8%	49.7%	52.4%
Total Financial Revenue	$5,706	$5,405	$5,639	$6,167	$5,692
Total Financial EBITDA	$5,305	$5,058	$5,225	$5,777	$5,263
Total Financial EBITDA Margin	93.0%	93.6%	92.7%	93.7%	92.5%
Total Revenue	$96,637	$88,277	$95,041	$95,931	$98,161
Total Field EBITDA	$45,787	$40,014	$44,651	$44,189	$45,454
Total Field EBITDA Margin	47.4%	45.3%	47.0%	46.1%	46.3%
Adjusted Consolidated EBITDA	$34,657	$28,720	$32,389	$30,395	$32,476
Adjusted Consolidated EBITDA Margin	35.9%	32.5%	34.1%	31.7%	33.1%
Adjusted Diluted EPS	$0.81	$0.64	$0.82	$0.78	$0.92
Adjusted Free Cash Flow	$27,140	$12,313	$25,922	$10,308	$12,357
Adjusted Free Cash Flow Margin	28.1%	13.9%	27.3%	10.7%	12.6%
GAAP Net Income (Loss)	$12,933	$(6,167)	$13,046	$13,347	$16,402
GAAP Net Income (Loss) Margin	13.4%	(7.0)%	13.7%	13.9%	16.7%
GAAP Diluted Earnings (Loss) Per Share	$0.71	$(0.33)	$0.71	$0.77	$1.00
(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.
The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

We continue to observe sustained performance in our funeral same store portfolio, where the contract volume of 11,675 hit a record in the first quarter of 2022 compared to the previous four quarters. Similarly, funeral same store average revenue per contract (ARPC) increased to $5,279 from $5,218 in the first quarter of 2021. Funeral home same store revenue increased by $2.6 million or 4.5% compared to the first quarter of 2021 while our funeral home acquisition revenue increased by $0.6 million or 7.8% over the same quarter last year.

SAME STORE FUNERAL REVENUE MONTHLY TRENDS AND DRIVERS SIX MONTHS ENDING MARCH 2022
(000’s except for volume, averages)	2021/2020 2022/2021
Same Store Funeral	OCT	NOV	DEC	JAN	FEB	MAR
Contracts (volume) 2021 /2022	3,727	3,343	3,646	4,218	3,934	3,523
Contracts (volume) 2020 / 2021	3,128	3,125	4,143	4,293	3,629	3,381
Volume Variance	599	218	(497)	(75)	305	142
Average Revenue Per Contract 2021 / 2022(1)	$5,269	$5,406	$5,370	$5,370	$5,248	$5,205
Average Revenue Per Contract 2020 / 2021(1)	$5,341	$5,207	$5,153	$5,231	$5,116	$5,312
Average Revenue Per Contract Variance (ARPC)	$(72)	$199	$217	$139	$132	$(107)
Operating Revenue 2021 / 2022(1)	$19,636	$18,070	$19,580	$22,650	$20,644	$18,339
Operating Revenue 2020 /2021(1)	$16,708	$16,271	$21,351	$22,458	$18,565	$17,961
Operating Revenue Variance	$2,928	$1,799	$(1,771)	$192	$2,079	$378
Net Revenue Volume Variance	$3,199	$1,135	$(2,561)	$(393)	$1,560	$754
Net Revenue Average Variance	$(271)	$664	$790	$585	$519	$(376)
Net Revenue Variance	$2,928	$1,799	$(1,771)	$192	$2,079	$378

(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.
Funeral same store six-month trends show positive trends leading to sustained volumes and increased averages.

CEMETERY SEGMENT
We ended the quarter on our Cemetery Same Store Revenue with $14.2 million, which decreased by $0.4 million or 2.6%. Cemetery Same Store EBITDA was $5.3 million, a decrease of $0.4 million or 7.1%, and Cemetery Same Store Margin was 37.2%, a reduction of 180 basis points compared to the first quarter of 2021. For our Cemetery Acquisition Revenue in the first quarter of 2022, we ended at $6.3 million, a decrease of $0.7 million or 9.8%. Cemetery Acquisition EBITDA was $3.3 million, a decrease of $0.8 million or 19.6%. And Cemetery Acquisition EBITDA Margin was 52.4%, a reduction of 640 basis points compared to the first quarter of 2021. While we have very high margins in our cemetery acquisition portfolio, the main reason for this variance was found at Fairfax Memorial Park in Fairfax, Virginia, where we had atypical group and larger sales. We are confident that as we continue to develop cemetery inventory, this type of sales will become consistent over time.
We are excited to announce that Elizabeth Perez-Montes joined Carriage on March 21, 2022 and will be taking over Shane Pudenz’ previous responsibility prior to his promotion as Vice President of Sales and Marketing. Elizabeth as our new Director of Sales Support will be supporting our preneed cemetery sales teams to achieve sustainable High Performance. Welcome to the CAREdge Team Elizabeth.

OPERATIONS UPDATE
We had our first ever CAREdge Forum on March 14th through March 17th of 2022 in Houston, TX; with the theme of: UNBREAKABLE. Over 150 of our Managing Partners and Houston Support Center influencers immersed themselves in the transformation of Carriage’s Service and Guest Experience Standard in our Funeral Standards Operating Model weighted at 10%.
The forum had three goals. Number one was to inspire High Performance in every attendee through John “Gucci” Foley’s message on execution excellence and a Glad To Be Here® Attitude. John is a former lead solo pilot of the Blue Angels, a top rated Keynote Speaker, ‘Gratitude Guru’ and expert in the “how” of high performance teams. Number two was to have all of our leaders experience first-class service excellence firsthand and become enthused by the worldwide recognized service standards and excellence of the Ritz Carlton hotels imparted by the Ritz Carlton Leadership Center. Number three was to emphasize Carriage High Performance Culture and our unique “UNBREAKABLE UNION OF BELIEF,” which was evident with everyone and in every moment.
The CAREdge Forum was a success when measured by the outstanding feedback we have received from the Managing Partners, who went back very inspired, highly motivated, and totally engaged in delivering a Service and Guest Experience second to none in each of their businesses. This will ultimately lead to additional market share gains and higher three-year compounded revenue, which are two of the High Performance Standards that combined have a weighting of up to 50% of 100% in our Funeral Standards Operating Model.
Our new marketing department led by Alfred White is up and running at full speed. Since joining Carriage on January 2, 2022, Alfred has been able to put together an entire team of talented marketing specialists who are now supporting Managing Partners across the nation with their marketing needs including digital marketing, online presence, SEO, graphic design, content management, content library, and social media.
Alfred and his team are poised to deliver exciting products and services that will catapult our opportunities and new possibilities as we continue to gain market share and build an excellent reputation within Carriage’s portfolio of businesses.

ROB FRANCH JOINS CARRIAGE AS NEW CHIEF INFORMATION OFFICER
We are very excited to announce that Rob Franch, our new Chief Information Officer, joined Carriage on April 1, 2022. Before joining Carriage, he served as the Chief Technology Officer for Cushman & Wakefield from 2014 to 2022, where he led the application, infrastructure, and collaboration delivery to over 48,000 colleagues across 60 countries. He has also held senior leadership roles for AON Corporation, Bank of America, and LaSalle Bank. Rob is a graduate of the University of Iowa.
As Carriage Services Chief Information Officer, Rob’s innovation and creative leadership style will enable our Managing Partners and their teams of field employees and our Houston Support Center to engage through the design of a customer-centric service chain that will wow our guest families. A snapshot of our five-year plan for transformative technology innovation is covered on page 22 of our 2021 shareholder letter. We welcome Rob and wish him extraordinary success!

FIVE REASONS WHY THE BEST IS YET TO COME
A lot is going on at Carriage, and our prospects for the future are higher than ever before. To share the excitement that we have about our future, I will give you these five reasons:
1) We will continue to develop our preneed cemetery sales teams across our portfolio of cemeteries with an emphasis on growing our sales force while selecting the Right Who salespeople, expanding their sales skills, and generating engagement that will deliver growth in new preneed property sales.
2) Our CAREdge forum inspired all of our Managing Partners who left with the tools needed to create a customer-centric culture of excellence that will generate organic growth in our funeral home portfolio for years to come (it’s not over, there is a lot more coming. Stay tuned for updates!).
3) Our digital marketing strategy has started to deliver results in the pilot businesses with an ambitious plan to replicate success through the collaboration and teamwork of our Managing Partners.
4) Our business development efforts are generating significant activity towards adding new businesses, new partnerships and new revenue for Carriage (Steve will elaborate on this point later in this release).
5) At Carriage, we are proud to say that we focus on people as the primary driver of our Carriage Services High Performance Culture. This focus is the fuel that lights our internal fire for the never-ending pursuit of our Mission and Vision of Being The Best operator, consolidator, and value creator company that happens to be in the death care industry.
These are just five of the many reasons for our passion for our “The Best Is Yet To Come” motto at Carriage. When paired with our one-year plan, five-year strategy, and 10-year Being The Best Vision of the future, we know why the beginning of the motto is: “It’s a Great Time To Be At Carriage,” concluded Mr. Quezada.

UPDATE ON GROWTH THROUGH ACQUISITION OUTLOOK
Steve Metzger, Executive Vice President, Chief Administrative Officer and General Counsel stated, “We have written extensively about our approach to growth through acquisition and, after two years of focusing our allocation of capital on paying down debt and opportunistic share repurchases of approximately 19% of the Company, we are now well positioned and laser focused on getting back to growth through acquisition. We previously shared our expectation that our conversations and work with owners to learn more about specific candidates that fit our strategic focus would result in the announcement of new businesses joining the Carriage Family during the second half of 2022. That forecast continues to be in line with the strong activity we are currently experiencing within our pipeline, much of it in new strategic markets with significant growth potential over the next 5-10 years.
In his book, The Outsiders, Will Thorndike described seven key traits shared by the standout executives he profiled in his book and noted, “With acquisitions, patience is a virtue…as is occasional boldness.” We knew that our patience, following some bold acquisitions in 2019 and 2020, would ultimately pay off as we did our homework and waited for those unique businesses that fit the Carriage profile to be ready to move forward with their succession plans. We take a similar approach to Berkshire Hathaway when we look at acquisitions. As Charlie Munger has pointed out, “Two-thirds of acquisitions don’t work. Ours work because we don’t try to do acquisitions – we wait for no-brainers.” We have also learned to wait for the “no brainers” and then dedicate the time to learn about the owners and what is important to them before we prepare a customized offer and post-acquisition plan based on those conversations.
As Mel mentioned, the level of activity involving high quality businesses is as strong as we have seen in more than two years. We believe our patience will begin to pay off, as we are now well positioned to partner with the best remaining independent funeral home and cemetery businesses at a time when more of the best businesses seem keenly aware of the succession plan and support benefits of Carriage’s unique High Performance Culture Framework.
As previously mentioned, we will have more details to share during the second half of the year. With that said, we are excited to announce that we recently signed a letter of intent with a fantastic business in a growing area of Florida, which we expect to close in the next 90 days. We are also working on several other potential deals in new strategic markets across the country with businesses that possess great history, unique owner vision, and exciting upside in the years to come.
As we have learned throughout our 30 year history, and the reason we do not project annual acquisition spend targets, you never know when the right businesses will be ready to move forward with a succession plan. While we remain patient and thoughtful in our approach, we will continue to build relationships with high quality candidates, do our homework and remain prepared for the “no brainers” when those businesses and owners are ready. We look forward to sharing more details regarding additions to the Carriage Family in the months to come,” concluded Mr. Metzger.

THREE YEAR ROUGHLY RIGHT RANGES SCENARIO/ROLLING FOUR QUARTER

THREE YEAR ROUGHLY RIGHT RANGES PERFORMANCE SCENARIO 2022 THROUGH 2024
Performance Outlook Ranges	Actual Performance			Three Year Scenario
Yrs. Ending 12/31 (Millions)	2019A	2020A	2021A	2022	2023	2024	CAGR
Total Revenue	$274.1	$329.4	$375.9	$380 - $390	$410 - $420	$450 - $460	10.7%
Total Field EBITDA	$109.8	$141.9	$174.6	$178 - $184	$190 - $200	$210 - $220	14.4%
Total Field EBITDA Margin	40%	43.1%	46.5%	46% - 47%	46.5% - 47.5%	47% - 48%	3.5%
Adj. Consol. EBITDA	$76.6	$104.3	$126.2	$128 - $133	$140 - $145	$155 - $160	15.5%
Adj. Consol. EBITDA Margin	27.9%	31.6%	33.6%	33.5% - 34.5%	33.5% - 34.5%	34% - 35%	4.3%
Adjusted Diluted EPS	$1.25	$1.86	$3.02	$3.55 - $3.65	$3.90 - $4.00	$4.40 - $4.50	28.9%
Diluted Shares Outstanding	18.0	18.1	18.3	16.0	16.4	16.7	(1.5)%
Adjusted Free Cash Flow	$38.8	$70.0	$75.7	$78 - $82	$86 - $90	$94 - $100	20.1%
Adj. Free Cash Flow Margin	14.2%	21.2%	20.1%	20.5% - 21.5%	21.0% - 22.0%	21.0% - 22.0%	8.7%
Total Debt Outstanding	$534.0(1)	461.1	$565.40	$560 - $570	$560 - $580	$570 - $590	1.7%
Total Debt to EBITDA Ratio	7.0(2)	4.4	4.5	4.3 - 4.6	3.8 - 4.2	3.8 - 4.2	(10.6)%
(1) January 3, 2020 acquisition of Oakmont Memorial Park & Mortuary and peak debt.
(2) Does not include Proforma EBITDA for acquisitions.
The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.
Ben Brink, Executive Vice President and Chief Financial Officer, stated, “The above updated Roughly Right Ranges Scenario for the remainder of 2022, 2023 and 2024 includes capital allocation of 100% of our Adjusted Free Cash Flow towards primarily acquisitions followed by internal growth projects. Small updates to our Roughly Right Ranges Scenario for 2022 include a lower range for Adjusted Free Cash Flow with $78 to $82 million and a lower projected year end Diluted outstanding share count of 16 million due to continued execution of our share repurchase program in the first quarter.
We are updating our Rolling Four Quarter Outlook for operating and financial performance through the end of the first quarter 2023. Unlike our Three Year Roughly Right Ranges Scenario, our updated Rolling Four Quarter Outlook will only include capital allocation expectations for acquisitions that we currently have under letter of intent that are on track to close within the next 90 days. As Steve has previously mentioned in his comments, we currently have one acquisition under letter of intent and have included conservative projections of initial performance within the Rolling Four Quarter Outlook below:
Revenue: $380 - $390 million
Adjusted Consolidated EBITDA: $128 - $134 million
Adjusted Consolidated EBITDA Margin: 33.5% - 34.5%
Adjusted Diluted Earnings Per Share: $3.57 - $3.67
Adjusted Free Cash Flow: $82 - $86 million
Adjusted Free Cash Flow Margin: 21.5% - 22.5%
Our goal with the Rolling Four Quarter Outlook is to provide investors with the most up to date view of our performance over the next 12 months including our ability to execute on our Strategic Acquisition Model and the initial accretion from any acquisitions completed to our operating and financial performance.

CAPITAL ALLOCATION/SHARE REPURCHASE UPDATE
During the first quarter we invested $26 million to repurchase 490,000 of CSV shares at an average purchase price of $53.08. Since resuming our share repurchase program during the second quarter 2021, we have repurchased approximately 3.4 million shares at an average cost of $49.60. The 3.4 million shares repurchased is a 19% reduction of our shares outstanding since resuming repurchases and the average purchase price is an approximate 30% discount to the current low end of our Roughly Right Range of Intrinsic Value.
Considering the full impact of the 490,000 shares we repurchased in the first quarter, our basic shares outstanding are approximately 14.9 million and our diluted shares outstanding are approximately 16.0 million.
As we outlined in our 2021 Shareholder Letter, we intend to focus most of our capital allocation for the remainder of 2022 towards acquisitions of the best remaining independent funeral home and cemetery businesses while continuing to make investments across our portfolio in high return on invested capital growth projects. We intend to fund all of our anticipated capital allocation for the remainder of 2022 through internally generated Free Cash Flow which will in turn will allow us to maintain our Proforma Debt Leverage Ratio at or below 4.5x by year-end, compared to 4.7x at the end of the first quarter.
ADJUSTED FREE CASH FLOW

	Three Months Ended March 31,
	2021	2022
Cash Flow Provided by Operating Activities	$26,811	$15,801
Cash used for Maintenance Capital Expenditures	(2,140)	(3,612)
Free Cash Flow	$24,671	$12,189

Plus: Incremental Special Items:
Severance and Separation Costs	1,575	—
Disaster Recovery and Pandemic Costs	894	168
Adjusted Free Cash Flow	$27,140	$12,357

Revenue	$96,637	$98,161

Adjusted Free Cash Flow Margin	28.1%	12.6%

For the first quarter our Adjusted Free Cash Flow declined $14.8 million, and our Adjusted Free Cash Flow Margin declined 1550 basis points primarily due to $9 million of higher cash incentive compensation payments made in the first quarter that had previously been earned and accrued for, an increase in maintenance capital spending of approximately $1.5 million and $1.0 million of higher cash taxes in the quarter.
In our 2021 Shareholder Letter Steve detailed the increase in both our one year Being The Best, and five year Good To Great incentive programs based on the High Performance results achieved by our Managing Partners and their teams during the past year and five years. In particular, approximately $3 million of additional cash incentive compensation paid in the first quarter was related to our five year Good To Great award, earned by Managing Partners if they are able to grow their revenue at a compound annual growth rate at 1% or above for a full five years.
Last year was the tenth year that we have had the Good To Great incentive program and was by far our largest group of winners at thirty-four. The group of thirty-four Good To Great award winners had a compound annual growth rate of revenue of 5.4% from 2017-2021. The award is paid half in cash and half in appreciated Carriage shares (2021 was a proof of concept year) during the first quarter of the following year in which it was earned. This amount had been accrued for over the past five years and represented the largest amount of cash incentive payments in our history.
We expect Adjusted Free Cash Flow to be materially higher during the remainder of the year given the timing of the large incentive compensation cash outflows in the first quarter, normalized maintenance capital expenditures and lower cash interest payment on our 4.25% Senior Notes that is paid in the second quarter.
TRUST FUND INVESTMENT PERFORMANCE

	Q1 2022	Annualized 2009 - Q1 2022
CSV Discretionary Portfolio	4.3%	14.4%
S&P 500	(4.6)%	15.2%
DJIA	(4.1)%	13.7%
NASDAQ	(8.9)%	19.4%
HY Bond Index	(4.8)%	10.0%
70/30 HY/S&P Bond	(4.8)%	11.9%
As we outlined in our 2021 Shareholder Letter, we believed we had positioned our Discretionary Trust Fund Portfolio for continued outperformance even in a market environment of high inflation, rising interest rates and, as it turned out, significant geopolitical turmoil with the invasion of Ukraine by Russia. For the quarter our Discretionary Trust Funds had a total positive return of 4.3% compared to a total negative return of 4.6% for the S&P 500. The 8.9% difference in our total return for the first quarter compared to the S&P 500 was driven by the performance of our equity portfolio with a positive return of 11.2%, which was offset slightly by a 3.9% decline in our fixed income portfolio. The decline in our fixed income portfolio was entirely due to the increase in interest rates and therefore higher yields and lower prices on our fixed income securities, not a decrease in underlying credit quality.
The 1580 basis point outperformance of our equity portfolio compared to the S&P 500 in the first quarter is a great example of Mel’s investment philosophy that:

“Great investment returns are produced by those fearless yet analytical souls who go where     everyone else has fled and find a fundamental reason to stay.”

During the depths of the Coronavirus Market Crisis and subsequently, we built our equity portfolio based on companies that have strong balance sheets, pay sustainable and growing dividends, and have opportunities to continue to grow their businesses over the long-term, while maintaining pricing power to offset the accelerating inflationary trends that we expected from the trillions of monetary and fiscal stimulus deployed repeatedly by the Fed and Congress during the COVID-19 Pandemic Crisis and recession.
We began selling our entire group of high-tech growth stocks (Apple, Advanced Micro Devices, Resmed, Align Technology, Salesforce, Netflix, Amazon, Google) at the end of 2019 and early 2020 to raise cash for redeployment into high dividend stocks during the subsequent market crash (got “a little” lucky on timing, but not on subsequent security purchases). We have eschewed since then the urge to chase the crowd back into high growth, large market capitalization technology stocks (FAANG+) and have never made investment decisions based on dogmatic yet confusing at best ESG investment style criteria.
In the first quarter and year-to-date some of our leading performers included refiners (Phillips 66, Valero), energy master limited partnerships (Enterprise Products, Williams Companies, Westlake Chemical Partners, Enviva Partners), miners (Freeport-McMoRan, Cleveland-Cliffs, both of which we recently fully exited 52 week highs to create $10 million of new cash and lock in large capital gains), large diversified chemical companies (Dow, LyondellBasel) and large pharmaceutical companies (Pfizer, AbbVie, Bristol Myers-Squibb). We also initiated new positions in high dividend energy infrastructure and natural gas companies (Enbridge, Magellan Midstream Partners, Chesapeake Energy, Cotera Energy).
Another large equity position that almost doubled in the first quarter was the offshore petroleum supply boat services company Tidewater. Prior to the COVID-19 pandemic we joined with an activist industry specific investment group to make a large investment in Tidewater after it had emerged from bankruptcy with a strong balance sheet and “best in-class” assets. The investment thesis was that there would be a comeback in offshore oil and gas exploration activity and Tidewater would be a major beneficiary of more activity, improved pricing and further consolidation.
You might say we got lucky again, but betting against the groupthink of ESG Funds that had “fled energy pipeline and natural gas companies” to “stop climate change” is not exactly rocket science!!
The continued performance of our discretionary preneed trust fund portfolio will drive incremental growth of our reported Financial Revenue and Financial EBITDA through increased earnings on matured preneed contracts and recurring income earned through our cemetery perpetual care trusts. Since the execution of our Trust Fund Repositioning Strategy during the depths of the Coronavirus Market Crisis, we have recognized approximately $34 million of long-term capital gains in the portfolio and approximately doubled our recurring annual income earned in the portfolio to $17.7 million. We expect those totals to grow to approximately $40 million in long-term capital gains and over $18 million in recurring annual income over the course of this year. This embedded value within our discretionary preneed trust fund portfolio will be accretive to Carriage’s operating and financial results for the foreseeable future.
INTRINSIC VALUE
We are reaffirming our opinion of the Roughly Right Range of Intrinsic Value for CSV shares at $70 - $80 based on the free cash flow equity yield methodology we have previously used. We believe it continues to be appropriate to use a free cash flow equity yield range of 6.4% - 7.4%, based on our current estimated weighted average cost of capital of 6.4% and the weighted average cost of capital of 7.4% prior to the refinancing of our $400 million of senior notes at 4.25% in May 2021. Our updated mid-point for Adjusted Free Cash Flow in our Rolling Four Quarter Outlook is $84 million. Using the 6.4% - 7.4% free cash flow equity yield range would equal an equity market capitalization range of $1,135 million – $1,312 million. Dividing this range by our updated diluted shares outstanding of 16.0 million equals the Roughly Right Range of Intrinsic Value of $71 - $82, conservatively rounded to $70 - $80 per Carriage share,” concluded Mr. Brink.

CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, April 28, 2022 at 10:00 a.m. Central time. To participate in the call, please dial 866-374-5140 (conference ID - 31845407) and ask for the Carriage Services conference call. The conference call will also be available at www.carriageservices.com. An audio archive of the call will be available on demand via the Company's website at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2021	2022	% Change

Same Store Contracts
Atneed Contracts	9,548	9,987	4.6%
Preneed Contracts	1,755	1,688	(3.8%)
Total Same Store Funeral Contracts	11,303	11,675	3.3%
Acquisition Contracts
Atneed Contracts	1,624	1,514	(6.8%)
Preneed Contracts	124	192	54.8%
Total Acquisition Funeral Contracts	1,748	1,706	(2.4%)
Total Funeral Contracts	13,051	13,381	2.5%

Funeral Operating Revenue
Same Store Revenue	$58,983	$61,632	4.5%
Acquisition Revenue	7,985	8,610	7.8%
Total Funeral Operating Revenue	$66,968	$70,242	4.9%

Cemetery Operating Revenue
Same Store Revenue	$14,635	$14,251	(2.6%)
Acquisition Revenue	6,980	6,297	(9.8%)
Total Cemetery Operating Revenue	$21,615	$20,548	(4.9%)

Total Financial Revenue	$5,706	$5,692	(0.2%)

Ancillary Revenue	$1,207	$1,070	(11.4%)

Total Divested/Planned Divested Revenue	$1,141	$609	(46.6%)

Total Revenue	$96,637	$98,161	1.6%

Field EBITDA
Same Store Funeral Field EBITDA	$26,652	$27,510	3.2%
Same Store Funeral Field EBITDA Margin	45.2%	44.6%	(60 bp)
Acquisition Funeral Field EBITDA	3,644	3,750	2.9%
Acquisition Funeral Field EBITDA Margin	45.6%	43.6%	(200 bp)
Total Funeral Field EBITDA	$30,296	$31,260	3.2%
Total Funeral Field EBITDA Margin	45.2%	44.5%	(70 bp)

Same Store Cemetery Field EBITDA	$5,704	$5,300	(7.1%)
Same Store Cemetery Field EBITDA Margin	39.0%	37.2%	(180 bp)
Acquisition Cemetery Field EBITDA	4,102	3,299	(19.6%)
Acquisition Cemetery Field EBITDA Margin	58.8%	52.4%	(640 bp)
Total Cemetery Field EBITDA	$9,806	$8,599	(12.3%)
Total Cemetery Field EBITDA Margin	45.4%	41.8%	(360 bp)

Total Financial Field EBITDA	$5,305	$5,263	(0.8%)
Total Financial Field EBITDA Margin	93.0%	92.5%	(50 bp)

Ancillary EBITDA	$242	$221	(8.7%)
Ancillary EBITDA Margin	20.0%	20.7%	70 bp

Total Divested/Planned Divested EBITDA	$138	$111	(19.6%)
Total Divested/Planned Divested EBITDA Margin	12.1%	18.2%	610 bp

Total Field EBITDA	$45,787	$45,454	(0.7%)
Total Field EBITDA Margin	47.4%	46.3%	(110 bp)

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2021	2022	% Change

Overhead
Total Variable Overhead	$6,900	$5,175	(25.0%)
Total Regional Fixed Overhead	1,199	1,340	11.8%
Total Corporate Fixed Overhead	5,500	6,631	20.6%
Total Overhead	$13,599	$13,146	(3.3%)
Overhead as a percentage of Revenue	14.1%	13.4%	(70 bp)

Consolidated EBITDA	$32,188	$32,308	0.4%
Consolidated EBITDA Margin	33.3%	32.9%	(40 bp)

Other Expenses and Interest
Depreciation & Amortization	$4,942	$4,783
Non-Cash Stock Compensation	1,308	1,607
Interest Expense	7,584	5,542
Accretion of Discount on Convertible Sub. Notes	20	—
Net (Gain) Loss on Divestitures	(308)	703
Net Gain on Insurance Reimbursements	—	(1,899)
Net Loss on Disposal of Fixed Assets	—	64
Other, Net	68	24
Pre-Tax Income	$18,574	$21,484
Net Tax Expense	5,641	5,082
GAAP Net Income	$12,933	$16,402	26.8%

Special Items
Severance and Separation Costs	1,575	—
Accretion of Discount on Convertible Sub. Notes	20	—
Net (Gain) Loss on Divestitures and Other Costs	(308)	703
Net Gain on Insurance Reimbursements	—	(1,899)
Disaster Recovery and Pandemic Costs	894	168
Change in Uncertain Tax Reserves and Other	—	(533)
Sum of Special Items	$2,181	$(1,561)
Tax Effect on Special Items	424	(273)
Adjusted Net Income	$14,690	$15,114	2.9%
Adjusted Net Income Margin	15.2%	15.4%	20 bp

Adjusted Basic Earnings Per Share	$0.82	$0.99	20.7%
Adjusted Diluted Earnings Per Share	$0.81	$0.92	13.6%

GAAP Basic Earnings Per Share	$0.72	$1.07	48.6%
GAAP Diluted Earnings Per Share	$0.71	$1.00	40.8%

Weighted Average Basic Shares Outstanding	17,965	15,244
Weighted Average Diluted Shares Outstanding	18,199	16,369

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$32,188	$32,308	0.4%
Severance and Separation Costs	1,575	—
Disaster Recovery and Pandemic Costs	894	168
Adjusted Consolidated EBITDA	$34,657	$32,476	(6.3%)
Adjusted Consolidated EBITDA Margin	35.9%	33.1%	(280 bp)

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited and in thousands)

	December 31, 2021	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,148	$887
Accounts receivable, net	25,314	25,570
Inventories	7,346	7,645
Prepaid and other current assets	6,404	4,005
Total current assets	40,212	38,107
Preneed cemetery trust investments	100,903	102,533
Preneed funeral trust investments	113,658	113,332
Preneed cemetery receivables, net	23,150	22,561
Receivables from funeral preneed trusts, net	19,009	19,160
Property, plant and equipment, net	269,367	271,175
Cemetery property, net	100,701	101,646
Goodwill	391,972	391,071
Intangible and other non-current assets, net	29,378	29,617
Operating lease right-of-use assets	17,881	17,622
Cemetery perpetual care trust investments	72,400	73,525
Total assets	$1,178,631	$1,180,349
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$2,809	$2,895
Accounts payable	14,205	13,573
Accrued and other liabilities	43,773	31,345
Total current liabilities	60,787	47,813
Acquisition debt, net of current portion	3,979	3,935
Credit facility	153,857	172,746
Senior notes	394,610	394,765
Obligations under finance leases, net of current portion	5,157	5,052
Obligations under operating leases, net of current portion	18,520	18,181
Deferred preneed cemetery revenue	50,202	51,064
Deferred preneed funeral revenue	30,584	30,891
Deferred tax liability	45,784	45,860
Other long-term liabilities	1,419	1,309
Deferred preneed cemetery receipts held in trust	100,903	102,533
Deferred preneed funeral receipts held in trust	113,658	113,332
Care trusts’ corpus	71,156	72,847
Total liabilities	1,050,616	1,060,328
Commitments and contingencies
Stockholders’ equity:
Common stock	263	263
Additional paid-in capital	236,809	238,423
Retained earnings	135,462	151,864
Treasury stock	(244,519)	(270,529)
Total stockholders’ equity	128,015	120,021
Total liabilities and stockholders’ equity	$1,178,631	$1,180,349

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2021	2022

Revenue:
Service revenue	$47,757	$49,737
Property and merchandise revenue	41,896	41,612
Other revenue	6,984	6,812
	96,637	98,161
Field costs and expenses:
Cost of service	20,967	22,104
Cost of merchandise	28,520	29,325
Cemetery property amortization	1,517	1,332
Field depreciation expense	3,136	3,297
Regional and unallocated funeral and cemetery costs	6,073	6,347
Other expenses	1,363	1,278
	61,576	63,683
Gross profit	35,061	34,478

Corporate costs and expenses:
General, administrative and other	9,123	8,560
Net (gain) loss on divestitures, disposals and impairment charges	(308)	767
Operating income	26,246	25,151

Interest expense	(7,584)	(5,542)
Accretion of discount on convertible subordinated notes	(20)	—
Gain on insurance reimbursements	—	1,899
Other, net	(68)	(24)
Income before income taxes	18,574	21,484
Expense for income taxes	(5,758)	(5,704)
Tax adjustment related to certain discrete items	117	622
Total expense for income taxes	(5,641)	(5,082)
Net income	$12,933	$16,402

Basic earnings per common share:	$0.72	$1.07
Diluted earnings per common share:	$0.71	$1.00

Dividends declared per common share:	$0.1000	$0.1125

Weighted average number of common and common equivalent shares outstanding:
Basic	17,965	15,244
Diluted	18,199	16,369

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended March 31,
	2021	2022
Cash flows from operating activities:
Net income	$12,933	$16,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,942	4,783
Provision for credit losses	588	837
Stock-based compensation expense	1,307	1,607
Deferred income tax expense	1,514	76
Amortization of intangibles	320	318
Amortization of debt issuance costs	193	122
Amortization and accretion of debt	100	121
Net loss on divestitures, disposals and impairment charges	21	767
Gain on insurance reimbursements	—	(1,899)
Changes in operating assets and liabilities that provided (used) cash:
Accounts and preneed receivables	(1,521)	(504)
Inventories, prepaid and other current assets	(153)	2,913
Intangible and other non-current assets	(291)	(340)
Preneed funeral and cemetery trust investments	(2,952)	(201)
Accounts payable	(1,712)	(987)
Accrued and other liabilities	6,853	(9,999)
Deferred preneed funeral and cemetery revenue	1,183	628
Deferred preneed funeral and cemetery receipts held in trust	3,486	1,157
Net cash provided by operating activities	26,811	15,801

Cash flows from investing activities:
Acquisitions of real estate	(350)	(2,575)
Proceeds from divestitures and sale of other assets	2,800	1,026
Proceeds from insurance reimbursements	—	676
Capital expenditures	(4,347)	(6,883)
Net cash used in investing activities	(1,897)	(7,756)

Cash flows from financing activities:
Borrowings from the credit facility	15,168	70,700
Payments against the credit facility	(34,068)	(51,900)
Conversions and maturity of the convertible notes	(3,980)	—
Payments on acquisition debt and obligations under finance leases	(233)	(100)
Payments on contingent consideration recorded at acquisition date	(461)	—
Proceeds from the exercise of stock options and employee stock purchase plan contributions	625	663
Taxes paid on restricted stock vestings and exercises of stock options	(642)	(289)
Dividends paid on common stock	(1,799)	(1,725)
Purchase of treasury stock	—	(25,655)
Other financing costs	(7)	—
Net cash used in financing activities	(25,397)	(8,306)

Net decrease in cash and cash equivalents	(483)	(261)
Cash and cash equivalents at beginning of period	889	1,148
Cash and cash equivalents at end of period	$406	$887

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our Non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2018 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2017, excluding any funeral home and cemetery businesses that we intend to divest.
The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. The Accretion of Discount on Convertible Subordinated Notes and the Change in Uncertain Tax Reserves and Other were not tax effected. In Q1 2021, Special Items were taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which was taxed at the operating tax rate. In Q1 2022, all Special Items were taxed at the operating tax rate.
•Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.
•Adjusted Free Cash Flow is defined as net cash provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.
•Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.
•Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.

•Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.
•Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.
•Preneed Cemetery Property Sales is defined as cemetery property sold prior to death.
•Funeral Financial Field EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Funeral Financial Field EBITDA Margin is defined as Funeral Financial Field EBITDA as a percentage of Funeral Financial Revenue.
•Cemetery Financial Field EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Cemetery Financial Field EBITDA Margin is defined as Cemetery Financial Field EBITDA as a percentage of Cemetery Financial Revenue.
•Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).
•Total Financial Field EBITDA is the sum of Funeral Financial Field EBITDA and Cemetery Financial Field EBITDA.
•Total Financial Field EBITDA Margin is defined as Total Financial Field EBITDA as a percentage of Total Financial Revenue.
•Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.
•Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.
•Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.
•Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.

•Total Debt Outstanding is defined as indebtedness under our bank credit facility, Senior Notes due 2029, acquisition debt and finance leases.
•Total Debt to EBITDA Multiple/Ratio is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial Field EBITDA, Cemetery Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.
Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income (in thousands):

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Net Income (Loss)	$12,933	$(6,167)	$13,046	$13,347	$16,402
Special Items
Severance and Separation Costs	1,575	—	—	—	—
Accretion of Discount on Convertible Subordinated Notes(1)	20	—	—	—	—
Loss on Extinguishment of Debt	—	23,807	—	—	—
Net (Gain) Loss on Divestitures and Other Costs	(308)	205	282	(1,035)	703
Net Impact of Impairment of Goodwill and Other	—	—	500	—	—
Net Gain on Insurance Reimbursements	—	—	—	—	(1,899)
Litigation Reserve	—	—	—	1,050	—
Disaster Recovery and Pandemic Costs	894	145	1,002	116	168
Other Special Items	—	1,334	1,020	—	—
Change in Uncertain Tax Reserves and Other(1)	—	—	—	—	(533)
Sum of Special Items	$2,181	$25,491	$2,804	$131	$(1,561)
Tax Effect on Special Items(2)	424	7,457	738	(116)	(273)
Adjusted Net Income	$14,690	$11,867	$15,112	$13,594	$15,114

(1)	The Accretion of Discount on Convertible Subordinated Notes and the Change in Uncertain Tax Reserves are not tax effected.
(2)
 In Q1 2021, Special Items were taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs, which was taxed at the operating tax rate. In Q1 2022, all Special Items were taxed at the operating tax rate.

Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Net Income (Loss)	$12,933	$(6,167)	$13,046	$13,347	$16,402
Total Expense (Benefit) for Income Taxes	5,641	(4,192)	5,122	4,574	5,082
Income (Loss) Before Income Taxes	$18,574	$(10,359)	$18,168	$17,921	$21,484

Interest Expense	7,584	7,478	5,076	5,307	5,542
Accretion of Discount on Convertible Subordinated Notes	20	—	—	—	—
Non-Cash Stock Compensation	1,308	1,230	1,294	1,681	1,607
Depreciation & Amortization	4,942	5,594	4,950	5,034	4,783
Loss on Extinguishment of Debt	—	23,807	—	—	—
Net (Gain) Loss on Divestitures	(308)	205	282	(1,035)	703
Impairment of Goodwill and Other	—	—	500	—	—
Net Gain on Insurance Reimbursements	—	—	—	—	(1,899)
Net Loss on Disposal of Fixed Assets	—	622	76	324	64
Other, Net	68	(2)	21	(3)	24
Consolidated EBITDA	$32,188	$28,575	$30,367	$29,229	$32,308
Adjusted For:
Severance and Separation Costs	1,575	—	—	—	—
Litigation Reserve	—	—	—	1,050	—
Disaster Recovery and Pandemic Costs	894	145	1,002	116	168
Other Special Items	—	—	1,020	—	—
Adjusted Consolidated EBITDA	$34,657	$28,720	$32,389	$30,395	$32,476

Total Revenue	$96,637	$88,277	$95,041	$95,931	$98,161

Adjusted Consolidated EBITDA Margin	35.9%	32.5%	34.1%	31.7%	33.1%
Net Income (Loss) Margin	13.4%	(7.0)%	13.7%	13.9%	16.7%
Components of Total Revenue (in thousands):

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Same Store Funeral Revenue	$58,983	$49,015	$57,205	$57,285	$61,632
Acquisition Funeral Revenue	7,985	6,939	7,651	8,007	8,610
Same Store Cemetery Revenue	14,635	16,906	16,342	16,288	14,251
Acquisition Cemetery Revenue	6,980	8,175	6,362	6,312	6,297
Funeral Financial Revenue	2,538	2,111	2,251	2,506	2,434
Cemetery Financial Revenue	3,168	3,294	3,388	3,661	3,258
Ancillary Revenue	1,207	1,088	1,096	1,046	1,070
Divested/Planned Divested Funeral Revenue	1,061	679	694	740	609
Divested Cemetery Revenue	80	70	52	86	—
Total Revenue	$96,637	$88,277	$95,041	$95,931	$98,161

Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Funeral Operating Income (GAAP)	$25,876	$16,604	$22,924	$23,187	$25,463
Depreciation & Amortization	2,769	2,766	2,761	2,766	2,871
Regional & Unallocated Costs	4,569	4,023	4,907	5,419	4,634
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	(308)	791	763	(810)	767
Less:
Funeral Financial EBITDA	(2,261)	(1,888)	(1,960)	(2,245)	(2,143)
Ancillary EBITDA	(242)	(274)	(274)	(216)	(221)
Funeral Divested/Planned Divested EBITDA	(107)	(95)	(186)	(217)	(111)
Funeral Field EBITDA	$30,296	$21,927	$28,935	$27,884	$31,260

Funeral Revenue	$71,774	$59,832	$68,897	$69,584	$74,355

Funeral Operating Income Margin	36.1%	27.8%	33.3%	33.3%	34.2%

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Cemetery Operating Income (GAAP)	$9,493	$11,498	$9,471	$9,891	$8,248
Depreciation & Amortization	1,884	2,551	1,914	1,868	1,758
Regional & Unallocated Costs	1,504	1,747	1,905	1,772	1,713
Net Loss on Divestitures, Disposals and Impairment Charges	—	34	6	96	—
Less:
Cemetery Financial EBITDA	(3,044)	(3,170)	(3,265)	(3,532)	(3,120)
Cemetery Divested EBITDA	(31)	(16)	(19)	(16)	—
Cemetery Field EBITDA	$9,806	$12,644	$10,012	$10,079	$8,599

Cemetery Revenue	$24,863	$28,445	$26,144	$26,347	$23,806

Cemetery Operating Income Margin	38.2%	40.4%	36.2%	37.5%	34.6%

Components of Total Field EBITDA (in thousands):

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Funeral Field EBITDA	$30,296	$21,927	$28,935	$27,884	$31,260
Cemetery Field EBITDA	9,806	12,644	10,012	10,079	8,599
Funeral Financial EBITDA	2,261	1,888	1,960	2,245	2,143
Cemetery Financial EBITDA	3,044	3,170	3,265	3,532	3,120
Ancillary EBITDA	242	274	274	216	221
Funeral Divested/Planned Divested EBITDA	107	95	186	217	111
Cemetery Divested EBITDA	31	16	19	16	—
Total Field EBITDA	$45,787	$40,014	$44,651	$44,189	$45,454
Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share:

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
GAAP Basic Earnings (Loss) Per Share	$0.72	$(0.34)	$0.74	$0.82	$1.07
Special Items	0.10	1.00	0.12	0.01	(0.08)
Adjusted Basic Earnings Per Share	$0.82	$0.66	$0.86	$0.83	$0.99
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share:

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
GAAP Diluted Earnings (Loss) Per Share	$0.71	$(0.33)	$0.71	$0.77	$1.00
Special Items	0.10	0.97	0.11	0.01	(0.08)
Adjusted Diluted Earnings Per Share	$0.81	$0.64	$0.82	$0.78	$0.92
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	1ST QTR 2021	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022
Cash Flow Provided by Operating Activities	$26,811	$14,630	$28,258	$14,547	$15,801
Cash used for Maintenance Capital Expenditures	(2,140)	(2,462)	(4,358)	(4,355)	(3,612)
Free Cash Flow	$24,671	$12,168	$23,900	$10,192	$12,189

Plus: Incremental Special Items:
Severance and Separation Costs	1,575	—	—	—	—
Disaster Recovery and Pandemic Costs	894	145	1,002	116	168
Other Special Items	—	—	1,020	—	—
Adjusted Free Cash Flow	$27,140	$12,313	$25,922	$10,308	$12,357

Total Revenue	$96,637	$88,277	$95,041	$95,931	$98,161

Adjusted Free Cash Flow Margin	28.1%	13.9%	27.3%	10.7%	12.6%
Net Cash Provided by Operating Activities as a Percentage of Total Revenue	27.7%	16.6%	29.7%	15.2%	16.1%

Components of Total Revenue (in thousands):

	2019A	2020A	2021A
Same Store Funeral Revenue	$188,026	$199,294	$222,488
Acquisition Funeral Revenue	8,834	27,924	30,582
Same Store Cemetery Revenue	49,258	51,767	64,171
Acquisition Cemetery Revenue	295	17,584	27,829
Funeral Financial Revenue	8,510	9,177	9,406
Cemetery Financial Revenue	7,440	10,713	13,511
Ancillary Revenue	748	4,661	4,437
Divested/Planned Divested Funeral Revenue	10,750	8,082	3,174
Divested Cemetery Revenue	246	246	288
Total Revenue	$274,107	$329,448	$375,886
Reconciliation of Funeral Operating Income to Funeral Field EBITDA (in thousands) and Funeral Operating Income Margin:

	2019A	2020A	2021A
Funeral Operating Income (GAAP)	$58,756	$57,622	$88,591
Depreciation & Amortization	11,128	11,586	11,062
Regional & Unallocated Costs	11,007	14,348	18,918
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	4,846	21,442	436
Less:
Funeral Financial Field EBITDA	(7,491)	(8,267)	(8,354)
Ancillary EBITDA	(298)	(1,186)	(1,006)
Divested/Planned Divested Funeral EBITDA	(2,261)	(2,068)	(605)
Funeral Field EBITDA	$75,687	$93,477	$109,042

Funeral Revenue	$216,868	$249,138	$270,087

Funeral Operating Income Margin	27.1%	23.1%	32.8%
Reconciliation of Cemetery Operating Income to Cemetery Field EBITDA (in thousands) and Cemetery Operating Income Margin:

	2019A	2020A	2021A
Cemetery Operating Income (GAAP)	$15,983	$26,859	$40,353
Depreciation & Amortization	5,227	6,376	8,217
Regional & Unallocated Costs	2,820	3,709	6,928
Net Loss on Divestitures, Disposals and Impairment Charges	—	—	136
Less:
Cemetery Financial Field EBITDA	(6,853)	(10,292)	(13,011)
Divested Cemetery EBITDA	(76)	(23)	(82)
Cemetery Field EBITDA	$17,101	$26,629	$42,541

Cemetery Revenue	$57,239	$80,310	$105,799

Cemetery Operating Income Margin	27.9%	33.4%	38.1%

Components of Total Field EBITDA (in thousands):

	2019A	2020A	2021A
Funeral Field EBITDA	$75,687	$93,477	$109,042
Cemetery Field EBITDA	17,101	26,629	42,541
Funeral Financial Field EBITDA	7,491	8,267	8,354
Cemetery Financial Field EBITDA	6,853	10,292	13,011
Ancillary EBITDA	298	1,186	1,006
Divested/Planned Divested Funeral EBITDA	2,261	2,068	605
Divested Cemetery EBITDA	76	23	82
Total Field EBITDA	$109,767	$141,942	$174,641
Reconciliation of Actual Results for years ended December 31, 2019, 2020 and 2021 and Estimated Results for years ended December 31, 2022, 2023 and 2024.
Earlier in this press release, we present the Three Year Roughly Right Ranges Performance Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions. This Performance Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented within the ranges in this Performance Scenario.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA (in thousands) and Total Field EBITDA Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Net Income	$14,533	$16,090	$33,159	$57,500	$65,000	$74,000
Total Tax Expense	7,883	8,552	11,145	21,500	24,000	29,000
Pretax Income	$22,416	$24,642	$44,304	$79,000	$89,000	$103,000
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,731	25,465	22,000	24,500	24,600
Depreciation & Amortization, including Non-cash Stock Compensation, Gain on Insurance Reimbursements and Other, Net	19,188	22,607	26,117	28,000	29,000	31,000
Net Loss on Divestitures, Disposals, Impairment Charges	4,846	21,442	666	—	—	—
Net Loss on Extinguishment of Debt	—	6	23,807	—	—	—
Consolidated EBITDA	$72,213	$101,428	$120,359	$129,000	$142,500	$158,600
Overhead	37,554	40,514	54,282	52,000	54,000	58,000
Total Field EBITDA	$109,767	$141,942	$174,641	$181,000	$196,500	$216,600

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000

Total Field EBITDA Margin	40.0%	43.1%	46.5%	46.8%	47.5%	47.6%

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Consolidated EBITDA	$72,213	$101,428	$120,359	$129,000	$142,500	$158,600
Special Items	4,374	2,822	5,802	—	—	—
Adjusted Consolidated EBITDA	$76,587	$104,250	$126,161	$129,000	$142,500	$158,600

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000

Adjusted Consolidated EBITDA Margin	27.9%	31.6%	33.6%	33.3%	34.4%	34.9%
Reconciliation of Net Income to Adjusted Net Income (in thousands):

	2019A	2020A	2021A	2022E	2023E	2024E
Net Income	$14,533	$16,090	$33,159	$57,500	$65,000	$74,000
Special Items	7,999	17,593	22,104	—	—	—
Adjusted Net Income	$22,532	$33,683	$55,263	$57,500	$65,000	$74,000
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	2019A	2020A	2021A	2022E	2023E	2024E
GAAP Diluted Earnings Per Share	$0.80	$0.89	$1.81	$3.55	$3.94	$4.43
Special Items	0.45	0.97	1.21	—	—	—
Adjusted Diluted Earnings Per Share	$1.25	$1.86	$3.02	$3.55	$3.94	$4.43
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2019A	2020A	2021A	2022E	2023E	2024E
Cash Flow Provided by Operating Activities	$43,216	$82,915	$84,246	$94,000	$100,500	$110,000
Cash used for Maintenance Capital Expenditures	(8,795)	(8,762)	(13,315)	(12,000)	(12,500)	(13,000)
Special Items	4,374	(4,190)	4,752	—	—	—
Adjusted Free Cash Flow	$38,795	$69,963	$75,683	$82,000	$88,000	$97,000

Total Revenue	$274,107	$329,448	$375,886	$387,000	$414,000	$455,000

Adjusted Free Cash Flow Margin	14.2%	21.2%	20.1%	21.2%	21.3%	21.3%
Net Cash Provided by Operating Activities as a Percentage of Total Revenue	15.8%	25.2%	22.4%	24.3%	24.3%	24.2%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, cash flow, capital allocation, debt levels, equity performance, market share growth, overhead, including field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations or financing activities, including, but not limited, to capital allocation and organizational performance; any statements of the plans, timing and objectives of management for acquisition activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy and optimization plan;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, potential strategic acquisitions, internal growth projects, dividend increases, or debt repayment plans;
•our ability to meet the projected financial and equity performance metrics to our updated three-year roughly right range and performance scenario, our rolling four quarter outlook, and intrinsic value per share range, if at all;

•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, including new variants of COVID-19, such as the Delta and Omicron variants, on customer preferences and on our business;
•government, social, business and other actions that have been and will be taken in response to pandemics, including potential responses to new variants of COVID-19, such as the Delta and Omicron variants;
•effects and expense of litigation;
•consolidation of the funeral and cemetery industry;
•our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;
•economic, financial and stock market fluctuations,
•interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,
•our failure to maintain effective control over financial reporting; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.